Exhibit 99.2

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that I, Lee S. Ainslie III, hereby make, constitute and appoint Trevor Wiessmann as my agent and attorney-in -fact for the purpose of executing (i) in my personal capacity or (ii) in my capacity as manager or other officer or representative of Maverick Capital Management, LLC, Maverick Capital, Ltd. or any affiliate of either, all documents to be filed with or delivered to any foreign or domestic governmental or regulatory body or other person pursuant to any legal or regulatory requirement relating to the issuance, acquisition, ownership, management or disposition of securities or investments, including without limitation all documents required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934 and any joint filing agreements pursuant to Rule 13d-1(k).

All past acts of the attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 15th day of March, 2018.

/s/ Lee S. Ainslie III
Lee S. Ainslie III